Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
John Wiley & Sons, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 33-62605, 333-93691, 333-123359, and 333-167697) on Form S-8 of John Wiley & Sons, Inc. of our reports dated July 1, 2019, with respect to the consolidated statements of financial position of John Wiley & Sons, Inc. as of April 30, 2019 and 2018, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended April 30, 2019, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2019, which reports appear in the April 30, 2019 annual report on Form 10-K of John Wiley & Sons, Inc.
Our report dated July 1, 2019, on the consolidated financial statements refers to a change in the method of accounting for certain advertising and marketing costs. Our report on the consolidated financial statements also refers to a change in the method of accounting for revenue recognition effective May 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.
Our report dated July 1, 2019, on the effectiveness of internal control over financial reporting contains an explanatory paragraph that states the Company acquired Learning House during fiscal year 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of April 30, 2019.

/s/ KPMG LLP
New York, New York
July 1, 2019